Exhibit 16.1

                         STARK o WINTER o SCHENKEIN LOGO

May 4, 2007


Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K of Millenia Hope, Inc. dated May 4, 2007 related to the dismissal of our firm as the registrant's independent registered public accounting firm.


Yours truly,

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP
Denver, Colorado